UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2006

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The disclosure contained in Item 8.01 is hereby incorporated into this Item 2.04 in its entirety.

Item 8.01. Other Events.

On January 30, 2006, the holders of approximately $317.3 million in principal face value Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 (the “Notes”) exercised their January 28, 2006 put option to require Health Management Associates, Inc. (the “Company”) to repurchase their Notes. As a result thereof, the Company was obligated to repurchase such Notes on January 31, 2006 at their accreted amount (i.e., approximately $275.9 million). Approximately $12.7 million in principal face value of the Notes was not required to be repurchased by the Company and remains outstanding.

The Company used amounts available under its $600.0 million credit agreement with a syndicate of banks to provide the funds required for the Note repurchase described above. As of February 2, 2006, $60.0 million remained available for borrowing by the Company under the credit agreement. In connection with the Note repurchase, the Company will write off approximately $4.6 million of debt issuance costs, which the Company expects will adversely impact diluted earnings per share by approximately $0.01 during the quarter ending March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

Date: February 3, 2006	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President and
Chief Financial Officer